Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-150669 and 333-150664 on Form S-3 and Registration Statement Nos. 333-159273, 333-61969, 333-17451, 333-82787, 333-63264, 333-125697 and 333-135431 on Form S-8 of our reports dated February 26, 2010, relating to the consolidated financial statements and financial statement schedules of Black Hills Corporation and subsidiaries (the “Company”) (which report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph regarding a change in an accounting principle), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2009.

/S/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota
February 26, 2010